Filed Pursuant to Rule 424b2
                                        File Number 333-55899


Prospectus                                           Registration No. 333-55899
                          Crestar Financial Corporation
                                     ------
                         124,298 Shares of Common Stock
                                  ------------
         This Prospectus relates to the offer and sale from time to time by the selling stockholder named herein (the "Selling Stockholder") of up to 124,298 shares of the Common Stock, par value $5.00 per share (the "Common Stock"), of Crestar Financial Corporation (together with its subsidiaries, "Crestar" or the "Company") owned by the Selling Stockholder. This registration of the Common Stock does not necessarily mean that any of the Common Stock will be offered or sold by the Selling Stockholder.

         The Company's Common Stock is traded on the New York Stock Exchange under the symbol "CF." The average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on June 12, 1998 was $55.50 per common share.

         The Selling Stockholder from time to time may offer and sell the Common Stock directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any underwriters, agents or broker-dealers and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The Selling Stockholder reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Common Stock to be made directly or through agents.

         The Company will not receive any cash proceeds from the sale of any Common Stock by the Selling Stockholder but will bear certain expenses of registration of the Common Stock under federal and state securities laws.

         The Selling Stockholder and any agents or broker-dealers that participate with the Selling Stockholder in the distribution of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Common Stock may be deemed to be underwriting commissions or discounts under the Securities Act.

                                  ------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                                  ------------













                  The date of this Prospectus is June 15, 1998.

                                TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS......................2
THE COMPANY.....................................3
SELLING STOCKHOLDER.............................3
PLAN OF DISTRIBUTION............................3
AVAILABLE INFORMATION...........................4
LEGAL OPINIONS..................................5


NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MADE HEREBY MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE THEIR MARKET PRICES, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF SHORT POSITIONS IN THE COMMON STOCK MAINTAINED BY ANY UNDERWRITERS OF THE COMMON STOCK AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."




                           FORWARD-LOOKING STATEMENTS

         This Prospectus, any Prospectus Supplement and the documents incorporated by reference herein may contain forward-looking statements with respect to the Company's financial condition and results of operations. These forward-looking statements may involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, an increase in competitive pressures in the banking industry, economic conditions on both a regional and national basis, adverse technological change, changes in the interest rate environment or the Company's interest rate risk position, and the impact of future legal and regulatory actions, including the establishment of federal deposit insurance rates. It is important to note that the actual results may differ materially from those projected in forward-looking statements.

                                   THE COMPANY

         Crestar is the holding company for Crestar Bank. At March 31, 1998, Crestar had approximately $26.1 billion in total assets, $17.0 billion in total deposits and $2.1 billion in total shareholders' equity.

         In 1963, six Virginia banks combined to form United Virginia Bankshares Incorporated ("UVB"), a bank holding company formed under the Bank Holding Company Act of 1956 (the "BHCA"). UVB (parent company of United Virginia Bank) extended its operations into the District of Columbia by acquiring NS&T Bank, N.A. on December 27, 1985 and into Maryland by acquiring Bank of Bethesda on April 1, 1986, Loyola Federal Savings Bank, Baltimore, on December 31, 1995, and Citizens Bank on December 31, 1996. On September 1, 1987, UVB became Crestar Financial Corporation. On November 14, 1996, all of Crestar's banking subsidiaries were consolidated into Crestar Bank.

         Crestar serves customers through a network of 609 banking offices as of December 31, 1997. Crestar Bank offers a broad range of banking services, including various types of deposit accounts and instruments, commercial and consumer loans, trust and investment management services, bank credit cards and international banking services. Crestar's subsidiary, Crestar Insurance Agency, Inc., offers a variety of personal and business insurance products. Securities brokerage and investment banking services are offered by Crestar's subsidiary, Crestar Securities Corporation. Mortgage loan origination, servicing and wholesale lending are offered by Crestar Mortgage Corporation, and investment advisory services are provided by Crestar Asset Management Company, both of which are subsidiaries of Crestar Bank. These various Crestar subsidiaries provide banking and non-banking services throughout Virginia, Maryland and Washington, as well as certain non-banking services to customers in other states.

         The executive offices of the Company are located in Richmond, Virginia at Crestar Center, 919 East Main Street. Crestar's Operations Center is located in Richmond. Regional headquarters are located in Norfolk and Roanoke, Virginia, Washington, D.C., and Baltimore, Maryland.


                               SELLING STOCKHOLDER

         Certain information regarding the Selling Stockholder appears in the table below. The Common Stock was issued to the Selling Stockholder in the Company's purchase of the assets and assumption of liabilities of Executive Auto Leasing, Inc. The Company has filed a registration statement, of which this prospectus is a part, to facilitate the resale of such securities.


 Selling Stockholder and                              Common Stock Owned
 Relationship to Issuer                               Prior to the Offering
 -------------------------                            ---------------------

 Joseph R. Kessler                                           124,298 shares
 President, Executive Auto
 Leasing, Inc., a subsidiary of
 Crestar Bank

                              PLAN OF DISTRIBUTION

         This Prospectus relates to the offer and sale from time to time of the Common Stock by the Selling Stockholder. The Company is registering the Common Stock for sale to provide the holders thereof with freely tradeable securities. The registration of the Common Stock does not necessarily mean that any of the Common Stock will be offered or sold by the Selling Stockholder.

         The Company will not receive any proceeds from the offering and sale of the Common Stock by the Selling Stockholder. The Common Stock may be sold from time to time to purchasers directly by the Selling Stockholder. Alternatively, the Selling Stockholder may from time to time offer the Common Stock to or through underwriters, broker-dealers or agents. In connection with any such sale, any such broker-dealer may act as agent for the Selling Stockholder or may purchase from the Selling Stockholder all or a portion of the Common Stock as principal, and such sales may be made pursuant to any of the methods described below. Such sales may be made on the New York Stock Exchange or any other exchanges or markets on which the Common Stock is then traded, in negotiated transactions or otherwise at prices related to the then-current market prices or at prices otherwise negotiated. Underwriters, broker-dealers or agents may receive compensation in the form of commissions from the Selling Stockholder and/or the purchasers of the Common Stock for whom they may act as agent. The Selling Stockholder and any underwriters, dealers or agents that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of Common Stock by them and any commissions received by any such dealers or agents may be deemed to be underwriting commissions under the Securities Act.

         The Common Stock may also be sold in one or more of the following transactions: (a) block transactions in which a broker-dealer may sell all or a portion of such stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a Prospectus Supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other market rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such stock; and
(f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the Selling Stockholder in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved.

         At the time a particular offer of Common Stock is made, a Prospectus Supplement, if required, will be distributed which will set forth the names of any broker-dealers or agents and any commissions and other terms constituting compensation from the Selling Stockholder and any other required information. The Common Stock may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

         In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

         All expenses incident to the offering and sale of the Common Stock, if any, other than commissions, discounts and fees of underwriters, broker-dealers or agents, shall be paid by the Company.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10045. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically, including the Company, with the Commission at http://www.sec.gov. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission in Washington, D.C. Registration Statements on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Securities to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement, including the exhibits thereto, which may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission under
Section 13 of the Exchange Act are hereby incorporated by reference in this
Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998; and (iii) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed under the Exchange Act, including any reports filed under the Exchange Act for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Prospectus Supplement.

         The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or telephone requests should be directed to Crestar Financial Corporation, 919 East Main Street, P.O. Box 26665, Richmond, Virginia 23261-6665, Attention: Linda F. Rigsby, Senior Vice
President and Corporate Secretary, (804) 782-7738.


                                 LEGAL OPINIONS

         The validity of the Securities offered hereby will be passed upon for the Company by Hunton & Williams, Richmond, Virginia, counsel for the Company. Gordon F. Rainey, Jr., a member of Crestar's Board of Directors, is a partner with Hunton & Williams.

                                     EXPERTS

         The consolidated financial statements of the Company and its subsidiaries incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

         The report of KPMG Peat Marwick LLP refers to their reliance on another auditors' report with respect to amounts related to Citizens Bancorp included in the Company's consolidated financial statements.